The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(8)

Registration Statement No. 333-177923

Subject to Completion. Dated March 26, 2013.

Pricing Supplement to the Prospectus dated November 14, 2011, the Prospectus Supplement dated November 14, 2011, the Underlying Supplement No. 1-I dated November 14, 2011 and the Product Supplement No. 5-I dated November 17, 2011 — No.

Medium-Term Notes, Series E
$
Buffered Equity Notes due 2016
(Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 7, 2016, subject to adjustment) is based on the performance of the EURO STOXX 50® Index (which we refer to as the index), converted into U.S. dollars, as measured from the trade date (on or about April 4, 2013) to and including the determination date (October 4, 2016, subject to adjustment). Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

The return on your notes will reflect the increase or decrease in the U.S. dollar value of the index, which we refer to as the adjusted closing level of the index, from the trade date to the determination date. We will determine the adjusted closing level of the index by multiplying the closing level of the index on any relevant day by the exchange rate for the index on that day. Because the return on your notes will reflect both changes in the index level and changes in the exchange rate, if the U.S. dollar appreciates against the European Union euro, you may not receive a positive return on your notes, even if the level of the index has increased.

On the stated maturity date, for each $1,000 principal amount note:

•	if the index return is positive or zero, you will receive an amount in cash equal to the greater of (i) the contingent settlement amount (set on the trade date, expected to be between $1,315.00 and $1,355.00) and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the index return;
•	if the index return is negative but not below -10.00%, you will receive an amount in cash equal to $1,000; or
•	if the index return is negative and is below -10.00%, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1111 times (c) the sum of the index return plus 10.00%. You will receive less than $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the adjusted closing level of the index on any day other than the determination date. You could lose your entire investment in the notes. A percentage decrease of more than 10.00% between the initial index level and the final index level will reduce the payment you will receive, if any, on the stated maturity date below the principal amount of your notes, potentially to $0. In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Your investment in the notes involves certain risks. We encourage you to read “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 5-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Factors” on page PS-12 of this pricing supplement so that you may better understand those risks. In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by J.P. Morgan Securities LLC, which we refer to as JPMS, and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which JPMS would initially buy or sell notes (if JPMS makes a market) and the value that the unaffiliated dealer will initially use for account statements and otherwise will significantly exceed the value of your notes using those pricing models. JPMS intends to amortize the amount of the excess on a straight line basis over the period from the date of this pricing supplement through July 5, 2013.

Original issue date (settlement date): on or about April 11, 2013

Original issue price:    % of the principal amount

Underwriting commission/discount: up to 2.50% of the principal amount

Net proceeds to the issuer:    % of the principal amount

The original issue price includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. 5-I.

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission not in excess of 2.50% of the principal amount and will sell the notes to an unaffiliated dealer at a discount equal to this commission.

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Pricing Supplement dated           , 2013

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 5-I dated November 17, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 5-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 5-I dated November 17, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007707/e46168_424b2.pdf
●	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
●	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
●	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Key Terms

To determine your payment at maturity, the calculation agent will first calculate the percentage increase or decrease in the final index level (determined on the determination date, subject to adjustment) from the initial index level (set on the trade date and will be the adjusted closing level of the index on the trade date), which we refer to as the index return. The index return may reflect a positive return (based on any increase in the index level and/or appreciation of the underlying currency against the U.S. dollar from the trade date to and including the determination date) or a negative return (based on any decrease in the index level and/or depreciation of the underlying currency against the U.S. dollar from the trade date to and including the determination date).

Issuer: JPMorgan Chase & Co.

Index: the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as calculated, maintained and published by STOXX Limited (“STOXX Limited”)

Underlying currency: with respect to the index, the European Union euro

PS-2

Principal amount: each note will have a principal amount of $1,000; $         in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the stated threshold level would not offer the same benefit to your investment as would be the case if you had purchased the notes at the principal amount. See “Selected Risk Factors — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” beginning on page PS-13 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final index level is greater than or equal to the initial index level, the greater of (i) the contingent settlement amount (set on the trade date, expected to be between $1,315.00 and $1,355.00) and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the index return;
•	if the final index level is less than the initial index level but greater than or equal to 90.00% of the initial index level (i.e., the threshold level), $1,000; or
•	if the final index level is less than the threshold level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the downside leverage factor of approximately 1.1111 times (c) the sum of the index return plus the buffer amount of 10.00%. You will receive less than $1,000.

Initial index level (to be set on the trade date and will be the adjusted closing level of the index on the trade date):

Final index level: the adjusted closing level of the index on the determination date. In certain circumstances, the adjusted closing level of the index will be based on the alternative calculation of the index described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Index” beginning on page PS-13 of the accompanying product supplement or “General Terms of Notes — Discontinuation of an Index; Alteration of Method of Calculation” on page PS-37 of the accompanying product supplement. The accompanying product supplement refers to the final index level as the “Ending Index Level.”

Index return: the quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a percentage

Contingent settlement amount (to be set on the trade date): expected to be between $1,315.00 and $1,355.00

Threshold level: 90.00% of the initial index level

Buffer amount: 10.00%

Downside leverage factor: the quotient of the initial index level divided by the threshold level, which equals approximately 1.1111

Trade date: on or about April 4, 2013

Original issue date (settlement date): on or about April 11, 2013

PS-3

Determination date: October 4, 2016, subject to postponement in the event of a market disruption event or a currency disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Index” beginning on page PS-13 of the accompanying product supplement

Stated maturity date: October 7, 2016, subject to postponement in the event of a market disruption event or a currency disruption event and as described under “Description of Notes — Payment at Maturity — D. Other Terms” beginning on page PS-11 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

Adjusted closing level: on any relevant day, the closing level of the index on that day multiplied by the exchange rate of the index on that day. The accompanying product supplement may refer to the adjusted closing level as the “Adjusted Index Level.”

Closing level: as described under “Description of Notes — Payment at Maturity — C. Determining the Value of the Underlying — 1. The Level of an Index” on page PS-10 of the accompanying product supplement. The accompanying product supplement refers to the closing level as the “Index closing level.”

Exchange rate: on any relevant day, an exchange rate expressed as the amount of U.S. dollars per one unit of the underlying currency of the index as reported by Reuters Group PLC (“Reuters”) on Reuters page “WMRSPOT05,” or any substitute Reuters page, at approximately 4:00 p.m., Greenwich Mean Time. In certain circumstances, the exchange rate of the index will be determined as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Index” beginning on page PS-13 of the accompanying product supplement or “General Terms of Notes — Currency Succession Events” beginning on page PS-38 of the accompanying product supplement.

Currency business day: with respect to the index, a “currency business day” is a day on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in The City of New York and the principal financial center for the underlying currency of the index (which is London, England for the European Union euro) and (b) banking institutions in The City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close.

Business day: as described under “Description of Notes — Payment at Maturity — D. Other Terms” beginning on page PS-11 of the accompanying product supplement

Trading day: as described under “Description of Notes — Payment at Maturity — C. Determining the Value of the Underlying — 1. The Level of an Index” on page PS-10 of the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. 5-I

Capital gains tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

PS-4

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

ERISA: as described under “Benefit Plan Investor Considerations” beginning on page PS-55 of the accompanying product supplement no. 5-I

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” beginning on page PS-46 of the accompanying product supplement no. 5-I; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $        .

We expect to deliver the notes against payment therefor in New York, New York on or about April 11, 2013, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Calculation agent: JPMS

CUSIP no.: 48126DF61

ISIN no.: US48126DF612

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

PS-5

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Ending Index Level	final index level
Index closing level	closing level
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement
Adjusted Index Level / Adjusted Closing Level	adjusted closing level

In addition, the following terms used in this pricing supplement are not defined with respect to Buffered Equity Notes in the accompanying product supplement: contingent settlement amount, threshold level, buffer amount and downside leverage factor. Accordingly, please refer to “Key Terms” beginning on page PS-2 of this pricing supplement for the definitions of these terms.

PS-6

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final index levels on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the term of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the index and our creditworthiness. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by JPMS and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Risk Factors — Risks Relating to the Notes Generally — Secondary Trading May Be Limited” on page PS-22 of the accompanying product supplement no. 5-I, “Selected Risk Factors — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by JPMS) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Original Issue Price” on page PS-13 of this pricing supplement and “Selected Risk Factors — Lack of Liquidity” on page PS-15 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Contingent settlement amount	$1,315.00
Threshold level	90.00% of the initial index level
Downside leverage factor	approximately 1.1111
Buffer amount	10.00%

None of a market disruption event, a currency disruption event or a non-trading day occurs on the originally scheduled determination date

During the term of the notes, the index is not discontinued, the method of calculating the index does not change in a material respect, the index is not modified so that its level does not, in the opinion of the calculation agent, fairly represent the level of the index had those modifications not been made and no currency succession event occurs

Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial index level that will serve as the baseline for determining the index return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial index level may differ substantially from the index level prior to the trade date.

For these reasons, the actual performance of the index or the exchange rate over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the historical adjusted closing levels of the index, the historical levels of the index and historical

PS-7

exchange rates during recent periods, see “The Index —Historical Adjusted High, Low and Closing Levels of the Index” below, “The Index — Historical High, Low and Closing Levels of the Index” below and “The Index — Quarterly High, Low and Period End Exchange Rates” below, respectively. Before investing in the offered notes, you should consult publicly available information to determine the levels of the index and the exchange rates between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level) and the assumptions noted above.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	150.000%
140.000%	140.000%
131.500%	131.500%
130.000%	131.500%
120.000%	131.500%
110.000%	131.500%
100.000%	131.500%
97.500%	100.000%
95.000%	100.000%
92.500%	100.000%
90.000%	100.000%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final index level were determined to be 25.000% of the initial index level, the payment that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment).

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level (expressed as a percentage of the initial index level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

PS-8

The following four examples show the effect of the exchange rate on the payment at maturity. The calculation agent will multiply the closing level of the index by the applicable exchange rate, in order to determine the adjusted closing level. Accordingly, changes in the exchange rate may impact the amount payable on the maturity date and the market value of the notes.

Example 1: The Exchange Rate Remains Flat and the Closing Level of the Index Prior to U.S. Dollar Adjustment on the Determination Date is Greater than the Closing Level of the Index Prior to U.S. Adjustment on the Trade Date

Closing Level of the Index on the Trade Date Prior to U.S. Dollar Adjustment	Exchange Rate on the Trade Date	Adjusted Closing Level on the Trade Date	Closing Level of the Index on the Determination Date Prior to U.S. Dollar Adjustment	Exchange Rate on the Determination Date	Adjusted Closing Level on the Determination Date	Index Return
100	1.3000	130.0000	106	1.3000	137.8000	6.00%

In this example, the index return is 6%, indicating that the index has appreciated by 6% from the initial index level to the final index level and the exchange rate on the trade date for the index is equal to the exchange rate on the determination date.

If the final index level is greater than or equal to the initial index level, the payment at maturity is the greater of (i) the contingent settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the index return.

Payment at maturity = the greater of (1) $1,315 and (2) $1,000 + ($1,000 × 6%) = $1,060

Payment at maturity = $1,315

PS-9

Example 2: The European Union Euro Appreciates Against the U.S. Dollar and the Closing Level of the Index Prior to U.S. Dollar Adjustment on the Determination Date is Greater than the Closing Level of the Index Prior to U.S. Dollar Adjustment on the Trade Date

Closing Level of the Index on the Trade Date Prior to U.S. Dollar Adjustment	Exchange Rate on the Trade Date	Adjusted Closing Level on the Trade Date	Closing Level of the Index on the Determination Date Prior to U.S. Dollar Adjustment	Exchange Rate on the Determination Date	Adjusted Closing Level on the Determination Date	Index Return
100	1.3000	130.0000	120	1.4300	171.6000	32.00%

In this example, prior to U.S. dollar adjustment, the closing level of the index on the determination date has appreciated by 20% from the closing level of the index on the trade date. In addition, the European Union euro has also appreciated against the U.S. dollar by 10%.

If the final index level is greater than or equal to the initial index level, the payment at maturity is the greater of (i) the contingent settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the index return.

Payment at maturity = the greater of (1) $1,315 and (2) $1,000 + ($1,000 × 32%) = $1,320

Payment at maturity = $1,320

Example 3: The European Union Euro Depreciates Against the U.S. Dollar and the Closing Level of the Index Prior to U.S. Dollar Adjustment on the Determination Date is Greater than the Closing Level of the Index Prior to U.S. Dollar Adjustment on the Trade Date

Closing Level of the Index on the Trade Date Prior to U.S. Dollar Adjustment	Exchange Rate on the Trade Date	Adjusted Closing Level on the Trade Date	Closing Level of the Index on the Determination Date Prior to U.S. Dollar Adjustment	Exchange Rate on the Determination Date	Adjusted Closing Level on the Determination Date	Index Return
100	1.3000	130.0000	105	0.9750	102.3750	-21.25%

In this example, prior to U.S. dollar adjustment, the closing level of the index on the determination date has appreciated from the closing level of the index on the trade date by 5%. However, the European Union euro has depreciated against the U.S. dollar by 25%, resulting in a negative index return.

If the final index level is less than the threshold level, the payment at maturity is calculated as the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the downside leverage factor times (iii) the sum of the index return plus the buffer amount.

Payment at maturity = $1,000 + [$1,000 × 1.1111 × (-21.25% + 10.00%)] = $875.00

Example 4: The European Union Euro Depreciates Against the U.S. Dollar and the Closing Level of the Index Prior to U.S. Dollar Adjustment on the Determination Date is Less than the Closing Level of the Index Prior to U.S. Dollar Adjustment on the Trade Date

Closing Level of the Index on the Trade Date Prior to U.S. Dollar Adjustment	Exchange Rate on the Trade Date	Adjusted Closing Level on the Trade Date	Closing Level of the Index on the Determination Date Prior to U.S. Dollar Adjustment	Exchange Rate on the Determination Date	Adjusted Closing Level on the Determination Date	Index Return
100	1.3000	130.0000	80	1.1700	93.6000	-28.00%

PS-10

In this example, prior to U.S. dollar adjustment, the closing level of the index on the determination date has depreciated from the closing level of the index on the trade date by 20%. In addition, the European Union euro has depreciated against the U.S. dollar by 10%.

If the final index level is less than the threshold level, the payment at maturity is calculated as the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the downside leverage factor times (iii) the sum of the index return plus the buffer amount.

Payment at maturity = $1,000 + [$1,000 × 1.1111 × (-28.00% + 10.00%)] = $800.00

The payments at maturity shown above are entirely hypothetical; they are based on closing levels and exchange rates for the index that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Many Economic and Market Factors Will Impact the Value of the Notes” beginning on page PS-1515 of this pricing supplement.

The hypothetical returns on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final index level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the index level, the exchange rate and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial index level we will set on the trade date and the actual final index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table, chart and examples above.

PS-11

Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement no. 5-I and “Risk Factors” in the accompanying underlying supplement no. 1-I. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks underlying the index to which your notes are linked or investing in the underlying currency. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the index and changes in the exchange rate and will depend on whether the final index level is less than the initial index level by more than 10%, which includes any loss caused by a change in the exchange rate. Your investment will be exposed to loss on a leveraged basis if the final index level is less than the initial index level by more than 10%, which includes any loss caused by a change in the exchange rate. For every 1% that the final index level is less than the initial index level by more than 10%, you will lose an amount equal to approximately 1.1111% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

A Decrease in the Value of the Underlying Currency Relative to the U.S. Dollar May Adversely Affect Your Return on the Notes

The return on the notes is based on the performance of the index and the exchange rate. The final index level is the adjusted closing level on the determination date. The adjusted closing level on any relevant day is the closing level of the index on that day, converted into U.S. dollars based on the exchange rate on that day. Accordingly, any depreciation in the value of the underlying currency relative to the U.S. dollar (or conversely, any increase in the value of the U.S. dollar relative to the underlying currency) may adversely affect your return on the notes.

The Notes Are Subject to the Credit Risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

You May Not Receive the Contingent Settlement Amount at Maturity

If the final index level is less than the initial index level, you will not be entitled to receive the Contingent Settlement Amount at maturity.  Under these circumstances, you will be exposed to loss on a leveraged basis at maturity if the final index level is less than the initial index level by more than 10%, which includes any loss caused by a change in the exchange rate.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the

PS-12

value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” beginning on page PS-16 of the accompanying product supplement no. 5-I for additional information about these risks.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by JPMS) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Original Issue Price

The original issue price for your notes, the price at which JPMS would initially buy or sell your notes (if JPMS makes a market, which it is under no obligation to do) and the value that the unaffiliated dealer will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. JPMS intends to amortize the amount of the excess on a straight line basis over the period from the date of this pricing supplement through July 5, 2013. After July 5, 2013, JPMS intends to buy or sell notes (if JPMS makes a market) at a price that will reflect the value determined by reference to the pricing models, plus JPMS’s customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If JPMS makes a market in the notes, the price quoted by JPMS would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. To the extent that JPMS makes a market in the notes, it may receive income from the spreads between its bid and offer prices for the notes, if any. The quoted price (and the value of your notes that the unaffiliated dealer will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by JPMS.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by JPMS. You should read “— Many Economic and Market Factors Will Impact the Value of the Notes” on page PS-15 of this pricing supplement.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that JPMS or any other party will be willing to purchase your notes and, in this regard, JPMS is not obligated to make a market in the notes. See “— Lack of Liquidity” on page PS-15 of this pricing supplement.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the threshold level on the return on your investment will depend upon the price you pay for your notes relative to the principal

PS-13

amount. For example, if you purchase your notes at a premium to the principal amount, the threshold level, while still providing an increase in the return on the notes if the final index level is greater than or equal to the threshold level, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the index stocks would have.

The Notes Are Subject to Currency Exchange Risk

Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of the underlying currency relative to the U.S. dollar is at any moment a result of the supply and demand for those currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the member countries of the European Union, the United States and economic and political developments in other relevant countries.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the member countries of the European Union and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the member countries of the European Union and the United States; and
•	the extent of government surpluses or deficits in the European Union and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including its members), the United States and those of other countries important to international trade and finance.

Changes in the Level and Exchange Rate of the Index May Offset Each Other

The notes are linked to the EURO STOXX 50® Index, converted into U.S. dollars. Price movements in the Index and movements in the exchange rate may not correlate with each other. At a time when the level or exchange rate of the index increases, the exchange rate or level, respectively, of the index may decline. Therefore, in calculating the final index level, increases in the level or exchange rate of the index may be moderated, or more than offset, by declines in the exchange rate or level, respectively, of the index. There can be no assurance that the final index level will be higher than the initial index level. You may lose some or all of your investment in the notes if the final index level is lower than the initial index level by more than 10%.

The Notes Are Subject to Risks Associated with Securities Issued by Non-U.S. Companies

The index stocks have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available

PS-14

information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Although the Underlying Currency Trades Around the Clock, the Notes Will Not

Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying currency is traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil

In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Underlying Currency relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Many Economic and Market Factors Will Impact the Value of the Notes

In addition to the level of the index and the exchange rate on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the index and the exchange rate;
•	the time to maturity of the notes;
•	the dividend rates on the index stocks;
•	interest and yield rates in the market generally as well as in the European Union (including its member countries) and the United States;
•	the exchange rate and volatility of the exchange rate of the underlying currency;
•	correlation (or lack thereof) between the index and the exchange rate;
•	suspension or disruption of market trading in the underlying currency or the U.S. dollar;
PS-15

•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

These factors may influence the market value of your notes if you sell your notes prior to maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the index based on its historical performance.

The Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms—Capital gains tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5-I. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 5-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

The Eurozone Financial Crisis Could Negatively Impact Investors in the Notes

A number of countries in the Eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations, and their financial institutions.  Countries in the Eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other Eurozone countries.  The economic, political, legal and regulatory ramifications of this financial crisis, including any legal or regulatory changes made in response to the crisis, are impossible to predict.  During the crisis, the exchange rate may be significantly more volatile than it has been in the past (as may the exchange rate between the European Union euro and other currencies).  In response to this crisis, governments and regulatory bodies have taken, and may in the future take, extraordinary measures to intervene in the currency markets for the European Union euro and the economies and financial institutions of the Eurozone.  Increased volatility caused by the crisis and any economic, political, legal and regulatory changes made to address, or otherwise resulting from, the crisis and any intervention in the currency markets or Eurozone economies could have an adverse effect on the exchange rate or the exchange rate between the European Union euro and other currencies.  There is also a possibility that one or more Eurozone countries may cease to use the European Union euro, which could also adversely affect the exchange rate between the European Union euro and other currencies and potentially the convertibility of the European Union euro in those countries.

PS-16

THE INDEX

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. As of March 26, 2013, the EURO STOXX 50® Index consisted of 12 countries.

EURO STOXX 50® Index

Index Stock Weighting by Country

as of March 26, 2013

Country:	Percentage (%)*
Belgium	3.58%
Germany	32.36%
Spain	11.77%
France	36.65%
Ireland	0.78%
Italy	7.19%
Luxembourg	0.65%
Netherlands	7.01%

* Information provided by STOXX Limited and used without independent verification. Percentages may not sum to 100% due to rounding.

EURO STOXX 50® Index

Index Stock Weighting by Sector

as of March 26, 2013

Percentage (%)*
Consumer Discretionary	18.31%
Consumer Staples	3.43%
Energy	9.07%
Financials	23.52%
Health Care	7.11%
Industrials	11.73%
Technology	4.76%
Materials	10.68%
Telecommunication Services	5.23%
Utilities	6.16%

* Information provided by STOXX Limited and used without independent verification. Percentages may not sum to 100% due to rounding.

** Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

The EURO STOXX 50® Index uses the same EURO STOXX 50® Index methodology described under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I. For more details about the index methodology, the index sponsor and license agreement between

PS-17

the index sponsor and the issuer, see “Equity Index Descriptions — The EURO STOXX 50® Index” beginning on page US-17 of the accompanying underlying supplement no. 1-I.

Historical Adjusted High, Low and Closing Levels of the Index

The adjusted closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the adjusted closing level of the index during any period shown below is not an indication that the adjusted closing level of the index is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical adjusted closing levels of the index as an indication of the future performance of the adjusted closing levels of the index. We cannot give you any assurance that the future performance of the adjusted closing levels of the index will result in a return of any of your initial investment on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the adjusted closing levels of the index. The actual performance of the adjusted closing levels of the index over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical adjusted closing levels of the index shown below.

The table below shows the high, low and final adjusted closing levels of the index for each of the four calendar quarters in 2008, 2009, 2010, 2011 and 2012 and the first calendar quarter of 2013 (through March 26, 2013). The associated graph shows the adjusted closing levels of the index for each day in the same period. The adjusted closing levels listed in the table below and the graph on the following page are based on the closing levels and exchange rates reported by Bloomberg Financial Services on the relevant dates, without independent verification. The exchange rates used to determine the adjusted closing levels in the table and graph were determined by reference to the exchange rates reported by Bloomberg Financial Services and may not be indicative of the exchange rates of the underlying currency at approximately 4:00 p.m., Greenwich Mean Time, that would be derived from the applicable Reuters page. The adjusted closing level of the index on March 26, 2013 is 3,396.21621, calculated in the manner set forth under “Summary Information — Key Terms — Adjusted closing level” on page PS-4 of this term sheet.

PS-18

Quarterly Adjusted High, Low and Closing Levels of the Index

	High	Low	Close
2008
Quarter ended March 31	6,385.18	6,385.18	6,385.18
Quarter ended June 30	6,024.43	5,275.62	5,282.35
Quarter ended September 30	5,317.70	4,281.43	4,281.43
Quarter ended December 31	4,297.05	2,726.23	3,419.57
2009
Quarter ended March 31	3,531.02	2,282.57	2,744.25
Quarter ended June 30	3,624.62	2,779.07	3,370.29
Quarter ended September 30	4,268.18	3,179.46	4,205.53
Quarter ended December 31	4,410.80	3,993.59	4,246.12
2010
Quarter ended March 31	4,368.76	3,599.56	3,960.00
Quarter ended June 30	4,106.86	3,006.23	3,149.23
Quarter ended September 30	3,769.32	3,144.32	3,746.49
Quarter ended December 31	4,097.60	3,441.78	3,737.91
2011
Quarter ended March 31	4,201.01	3,575.62	4,121.27
Quarter ended June 30	4,462.18	3,853.29	4,130.94
Quarter ended September 30	4,177.20	2,687.28	2,917.91
Quarter ended December 31	3,514.50	2,789.86	3,002.48
2012
Quarter ended March 31	3,453.03	2,918.65	3,305.43
Quarter ended June 30	3,331.82	2,572.17	2,868.72
Quarter ended September 30	3,308.59	2,594.97	3,303.90
Quarter ended December 31	3,520.71	3,093.13	3,477.58
2013
Quarter ending March 31, 2013 (through March 26, 2013)	3,709.32	3,357.36	3,396.74

PS-19

Historical High, Low and Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or the index stocks will result in a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index. The actual performance of the index over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The table on the following page shows the high, low and final closing levels of the index for each of the four calendar quarters in 2008, 2009, 2010, 2011 and 2012 and the first calendar quarter of 2013 (through March 26, 2013). The associated graph shows the closing levels of the index for each day in the same period. We obtained the closing levels listed in the table and graph on the following page from Bloomberg Financial Services, without independent verification.

PS-20

Quarterly High, Low and Closing Levels of the Index

	High	Low	Close
2008
Quarter ended March 31	4,339.23	3,431.82	3,628.06
Quarter ended June 30	3,882.28	3,340.27	3,352.81
Quarter ended September 30	3,445.66	3,000.83	3,038.20
Quarter ended December 31	3,113.82	2,165.91	2,447.62
2009
Quarter ended March 31	2,578.43	1,809.98	2,071.13
Quarter ended June 30	2,537.35	2,097.57	2,401.69
Quarter ended September 30	2,899.12	2,281.47	2,872.63
Quarter ended December 31	2,992.08	2,712.30	2,964.96
2010
Quarter ended March 31	3,017.85	2,631.64	2,931.16
Quarter ended June 30	3,012.65	2,488.50	2,573.32
Quarter ended September 30	2,827.27	2,507.83	2,747.90
Quarter ended December 31	2,890.64	2,650.99	2,792.82
2011
Quarter ended March 31	3,068.00	2,721.24	2,910.91
Quarter ended June 30	3,011.25	2,715.88	2,848.53
Quarter ended September 30	2,875.67	1,995.01	2,179.66
Quarter ended December 31	2,476.92	2,090.25	2,316.55
2012
Quarter ended March 31	2,608.42	2,286.45	2,477.28
Quarter ended June 30	2,501.18	2,068.66	2,264.72
Quarter ended September 30	2,594.56	2,151.54	2,454.26
Quarter ended December 31	2,659.95	2,427.32	2,635.93
2013
Quarter ending March 31 (through March 26, 2013)	2,749.27	2,570.52	2,641.12

PS-21

Historical High, Low and Period End Exchange Rates

The exchange rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the exchange rate during any period shown below is not an indication that the exchange rate is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical exchange rate as an indication of the future performance of the exchange rate. We cannot give you any assurance that the future performance of the exchange rate will result in a return of any of your initial investment on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the exchange rate. The actual performance of the exchange rate over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical rates shown below.

The table below shows the high, low and final exchange rates for the underlying currency for each of the four calendar quarters in 2008, 2009, 2010, 2011 and 2012 and the first calendar quarter of 2013 (through March 26, 2013), as shown on Bloomberg Financial Services. The associated graph shows the exchange rates for each day in the same period.

The historical exchange rates in the table and graph below were determined using the rates reported by Bloomberg Financial Markets and may not be indicative of the exchange rate of the underlying currency relative to the U.S. dollar that would be derived from the applicable Reuters page. The exchange rate of the European Union euro at approximately 4:00 p.m., Greenwich Mean Time, on March 26, 2013, was 1.2859, calculated in the manner set forth under “Summary Information — Key Terms — Exchange Rate” on page PS-4 of this pricing supplement.

The exchange rates are expressed as the amount of U.S. dollars per one unit of the underlying currency unit. An increase in the exchange rate for a given day indicates a strengthening of the underlying currency against the U.S. dollar, while a decrease in the exchange rate indicate a relative weakening of the underlying currency against the U.S. dollar. We obtained the exchange rates listed in the table and graph on the following page from Bloomberg Financial Services, without independent verification.

PS-22

Quarterly High, Low and Period End Exchange Rates

	High	Low	Close
2008
Quarter ended March 31	1.5845	1.4454	1.5788
Quarter ended June 30	1.5991	1.5380	1.5755
Quarter ended September 30	1.5938	1.3998	1.4092
Quarter ended December 31	1.4420	1.2453	1.3971
2009
Quarter ended March 31	1.4045	1.2530	1.3250
Quarter ended June 30	1.4303	1.2921	1.4033
Quarter ended September 30	1.4790	1.3884	1.4640
Quarter ended December 31	1.5134	1.4249	1.4321
2010
Quarter ended March 31	1.4513	1.3273	1.3510
Quarter ended June 30	1.3653	1.1923	1.2238
Quarter ended September 30	1.3634	1.2527	1.3634
Quarter ended December 31	1.4207	1.2983	1.3384
2011
Quarter ended March 31	1.4226	1.2907	1.4158
Quarter ended June 30	1.4830	1.4048	1.4502
Quarter ended September 30	1.4539	1.3387	1.3387
Quarter ended December 31	1.4189	1.2941	1.2961
2012
Quarter ended March 31	1.3458	1.2667	1.3343
Quarter ended June 30	1.3321	1.2365	1.2667
Quarter ended September 30	1.3130	1.2061	1.2860
Quarter ended December 31	1.3244	1.2704	1.3193
2013
Quarter ending March 31 (through March 26, 2013)	1.3640	1.2853	1.2861

PS-23

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 5-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, together with the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 5-I and the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in this pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 5-I and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively. This pricing supplement, the accompanying underlying supplement no. 1-I, the accompanying product supplement no. 5-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	PS-2
Hypothetical Examples	PS-7
Selected Risk Factors	PS-12
The Index	PS-17

Product Supplement No. 5-I dated November 17, 2011
Description of Notes	PS-1
Risk Factors	PS-16
Use of Proceeds and Hedging	PS-31
The Indices and Underlying Currencies	PS-32
General Terms of Notes	PS-33
Material U.S. Federal Income Tax Consequences	PS-42
Plan of Distribution (Conflicts of Interest)	PS-46
Notice to Investors	PS-48
Benefit Plan Investor Considerations	PS-55
Underlying Supplement No. 1-I dated November 14, 2011
Risk Factors	US-1
Equity Index Descriptions	US-15
The Dow Jones Industrial AverageSM	US-15
The EURO STOXX 50® Index	US-17
The FTSE™ 100 Index	US-21
The Hang Seng China Enterprises Index	US-23
The Hang Seng® Index	US-27
The Korea Stock Price Index 200	US-31
The MDAX® Index	US-35
The MSCI Indices	US-41
The NASDAQ-100 Index®	US-54
The Nikkei 225 Index	US-59
The Russell Indices	US-62
The S&P 500® Index	US-68
The S&P MidCap 400® Index	US-72
The S&P Select Industry Indices	US-77
The Select Sector Indices	US-82
The TOPIX® Index	US-84
Commodity Index Descriptions	US-87
The Dow Jones-UBS Commodity Indices	US-87
The S&P GSCI Indices	US-100
Fund Descriptions	US-109
The Financial Select Sector SPDR® Fund	US-109
The iShares® Barclays 20+ Year Treasury Bond Fund	US-112
The iShares® Dow Jones Real Estate Index Fund	US-115
The iShares® MSCI Brazil Index Fund	US-119
The iShares® MSCI Emerging Markets Index Fund	US-122
The iShares® MSCI EAFE Index Fund	US-125
The iShares® Russell 2000 Index Fund	US-128
The Market Vectors Gold Miners ETF	US-131
The Market Vectors Junior Gold Miners ETF	US-135
The SPDR® Gold Trust	US-145
The SPDR® S&P 500® ETF Trust	US-148
The SPDR® S&P® Homebuilders ETF	US-151
The SPDR® S&P® Metals & Mining ETF	US-154
The Technology Select Sector SPDR® Fund	US-158
The United States Oil Fund, LP	US-161
Prospectus Supplement dated November 14, 2011
About This Prospectus Supplement	S-1
Foreign Currency Risks	S-2
Description of Notes	S-4
Description of Warrants	S-21
Description of Units	S-24

United States Federal Taxation	S-26
Plan of Distribution (Conflicts of Interest)	S-27
Prospectus dated November 14, 2011
Where You Can Find Information	1
JPMorgan Chase & Co.	2
Consolidated Ratios of Earnings to Fixed Charges	3
Use of Proceeds	3
Important Factors That May Affect Future Results	4
Description of Debt Securities	6
Description of Warrants	12
Description of Units	15
Description of Purchase Contracts	17
Forms of Securities	19
Plan of Distribution (Conflicts of Interest).	23
Independent Registered Public Accounting Firm	25
Legal Matters	26
Benefit Plan Investor Considerations	26

$

JPMorgan Chase & Co.

Buffered Equity Notes due 2016
(Linked to the EURO STOXX 50® Index, Converted into U.S. Dollars)

Medium-Term Notes, Series E